EXHIBIT 99.1

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StuartSmith:

Welcome, everyone, to the Terra Tech Corp Shareholder Conference Call. I'm your host, Stuart Smith, speaking with Derek Peterson as well as the Chief Financial Officer for the company, and once we get done with the introductions, we'll do a quick recap of the forward-looking statements, and then from there, we'll hear from both Derek Peterson and Mike James, the Chief Financial Officer for the company.

So let's get into the forward-looking statements. You can find these at the bottom of every press release, but statements in this interview may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions as they relate to the company or its management identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the company's business, based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcome may result – actual outcomes and results may and probably will differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp's filings with the Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp's product demand, market and customer acceptance of its equipment and other goods, ability to obtain financing to expand its operations, ability to attract qualified sales representatives, competition, pricing, and development difficulties, ability to integrate GrowOp Technologies, Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events and/or circumstances after the date of this release or interview.

Information on Terra Tech Corp's website does not constitute a part of this release. I'm Stuart Smith with http://www.smallcapvoice.com. We are a paid provider of corporate communications and investor relations to Terra Tech.

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So once again, we are speaking today with the Chief Executive Officer of the company, Derek Peterson. Derek, how are you today?

Derek Peterson:	Stuart, I'm great. Thanks for opening up.

Stuart Smith:	Absolutely. I think the hard part is over. Reading that was the most fun thing I've ever done in my life.

Derek Peterson:	[Laughs]

Stuart Smith:	Mike James, Chief Financial Officer, how you doing today?

Mike James:	Excellent. How you doing?

Stuart Smith:

I'm doing very well. So now let's get past this and lay out what we're gonna do here. Listeners, you've sent me a tremendous amount of questions. Obviously, some of you sent 15 to 20 questions. We may get to a few of those questions, but overall, we've got a huge cross section because some of your questions, as you can imagine, are redundant with what other shareholders have sent in to us. So we did get to the lion's share of the questions; that will be at the end.

Let's start off with a statement from Derek on the 2014 accomplishments. Let's go ahead, Derek.

Derek Peterson:

Thanks, Stuart. Again, everybody, welcome to our first shareholders conference call. We've certainly done in-person shareholder events at some of our facilities, and I'm glad to have an opportunity to talk with everybody one-on-one. Again, we'll be answering questions at the end of the presentation today.

I'd probably begin by – everybody that's seen me speak and reports that you've read, news articles that you've read, know that I'm a pretty conservative person when it comes to forecasts. I always like to look at both sides of the coin, both positive and negative. I like to address the tailwinds as well as the headwinds when talking about the company and our prospects for the future. But before I start digging into each business segment and kind of giving you a broader overview, I want to let you know that I don't think there's been a time since I started this company and formed the corporation back in early 2010 with Mike James as CFO, that I've been as excited about the prospects that we have about our future. Walking into 2015 with the permits, with the extraction lab, with Edible Garden, et cetera and so forth, I see a very bright future for us, and I'd like to start the conversation today by kind of reviewing 2014 and each one of the business segments, and everybody's been following us very closely, I know, but I'll just do a quick summation of what we've done for the current year – for the prior year.

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Edible Garden, everybody knows that – throughout the year that we put the actual facility, I wanna say, was in the beginning part of latter part, actually, of January, the five-acre hydroponic facility that we spent most of the prior year building out into operations. During the rest of the year, we've been proud to announce picking up several new retailers, including everything from the Hunts Point market to Weiss' to Kroger's to A&P to Wal-Mart and a handful of scores of others.

We'd like to also let people understand that we've maintained all these relationships throughout the year, and not only have we maintained these relationships, the orders have been increasing from year over year, which is – from month over month, quarter over quarter, which has been a very exciting prospect for us. It tells us that not only are we delivering fresh, quality product, but we're doing so on a consistent and reliable basis, and it makes them feel comfortable enough to reorder from us. So there's a lot of risks retailers carry from producers being able to consistently supply on all sides of the business. So we're excited to report the growth that we've had, and I'll segment after Mike James is done talking about the financials to talk about where we're at year-to-date and some other developments after the close of 2014.

We've also taken the better part of 2014 and we've automated the facility. A lot of you shareholders had an opportunity to come back and see the five acres and watch the processes. Things have changed a lot since then. We've implemented a tremendous amount of Dutch hydroponic technologies for a couple reasons.

Number one, we wanna make sure that we increase our margins, and Mike will talk a little bit about that later on in today's call. We wanna make sure that we're able to increase the margins on our products. To do that, we have to take into consideration methodologies to be more efficient in our cultivation as well as the reduction of our labor. Those things, over the course of the year, have been implemented. These automated Dutch systems are unbelievable. We're gonna be putting up some videos on Facebook so everybody has an opportunity to see what it is that these actual systems do, these automated movable trays.

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We're the first hydroponic cultivation greenhouse in the United States to implement this technology. It's brand new technology out of Holland, and we think it's gonna have not only a broad impact on our margins, but a significant impact on our productivity out of the facility as well. It was a great year for Edible Garden. We're gonna continue to push that brand throughout this year, but we're excited at our milestones and accomplishments for last year.

We had a great revenue growth, as everybody knows. Most of the revenue, if not all of the revenue, actually, last year came from the Edible Garden division because we spent the rest of the year going after permits as well as developing the cannabis line, which we'll talk about in a little bit, and we've watched that top-line revenue number grow from the low two millions to $7 million. We put out our earnings a few minutes ago. Everybody can have an opportunity to read over those over the weekend. So we're excited about the top-line growth that we've experienced in 2014 for this brand, and we hope to be able to continue to grow that throughout 2015.

We get a lotta questions about our cannabis division, not only the lab, but our new IVXX, as we call it, internally, the IVEX, some people are calling it 4/20. The beauty of the brand is everybody gets a chance to call it what they'd like. For us, it's a statement. For us, it's a maturation of what cannabis in the United States is becoming. It's not only a growing industry, no pun intended, but it's an industry that's starting to develop into a more mainstream type of a wholesale, retail development market. This is our entrance into that market.

So in 2014, we spent a lot of time building out this supercritical CO2 extraction facility up in Oakland. It produced oils, concentrates, waxes, shatters, you name it, whatever patients happened to be demanding in the highest grade possible facility that we could think to put together, and we haven't seen anything like this in California, and it's a phenomenal market for us here. We're excited to have an opportunity to be able to serve it. We're excited about the opportunity to continue to push this brand.

The majority of the year after we built this facility out, we spent a lot of time in R&D developing these products, trial and error, producing – making sure what we produced is retail-ready. At the same time, we worked heavily with a major marketing firm called Anthem International, who's done very mainstream brands. You can look 'em up. They're one of the top-tier marketing and branding firms in the country – actually, in the – globally, and we've worked with them to help develop the IVXX packaging that you were all able to see just the other day via the IVXX website that we launched.

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So we're really excited about the prospects. Nothing over there contributed anything to the top line or the bottom line. Most of the year was in research and development as well as the construction of the facility.

The core of the IVXX brand – again, kind of the lab is really integrated with IVXX, as I said before. The lab is essentially producing almost everything for the IVXX brand.

There's a few niche providers that create some unbelievable product and have done so for such a great period of time that we felt almost obligated to be able to incorporate it with the brand. If everybody remembers before, I've always talked about this dairy brand called Organic Valley. One of the things I always love about Organic Valley is, no matter where you go in the country, you pick up a carton of milk, you have a local farmer that's on the back of that carton of milk. You can identify with the product. You know that it's locally grown. You know that they're creating local jobs.

We did the same thing with the Edible Garden brand. The growth model for IVXX is not only to do our own production, but to work with our own patients within the collective and work with them to develop medicines that they've been bringing to the market for a long period of time to meet our quality control standards and develop retail packaging around the products that they've been producing for an extended period of time. So it's kind of a synergistic model to the Edible Garden model. It's a scalable model throughout the California market and it's given us the ability to stay in compliance with the different legislative codes here, SB 420 as well as Prop 215 and the healthcare codes, which is a primary focus of ours.

Last year, I think we announced that we formed a Northeast Cannabis Division. Some of the focus there has been the New York market. Our understanding is we should see draft regulations, and we hope, an RFP out some time in the next several weeks. Those are rumors, so don't hold me to that, but we've been very effective in spending our time not only in the national media and the local media in the northeast, talking about what our plans and opportunities are, but at the same time, working with local officials, trying to get changes to the draft regulations that we think are more conducive to entrepreneurial-type enterprises being developed back there, 'cause ultimately, good legislations equals good business and good business equals affordable and good access to medication for patients.

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Q1, I think everybody, again, reads our press releases and saw our financial growth for last year, so Q1, we had a 700 percent increase over the prior year, 2013; Q2, 450 percent; Q3, 635 percent, and Q4, if you're gonna break down the numbers, when you look at the 10-K, we had 143 percent increase from the prior year. I'm very excited about the milestones that we were able to accomplish over the prior year. Again, walking out of Nevada with the permits that we have, which we'll discuss, again, after Mike James goes through the financials, was a huge accomplishment, it positioned us what we think is exciting growth for not only 2015, but 2016 and beyond. We'll dig into that a little bit deeper, but I'd like to turn things over to Mike James, who will take us through the financial, the 10-K, which I know has just came out and nobody's really had an opportunity to go through it, but I'd like Mike to take an opportunity to communicate to everybody now. Thanks, Mike.

Mike James:

Thank you, Derek. For the year end in December 31st, 2014, total revenue was $7,094,000.00, exceeding our previously issued guidance of $7 million. Edible Garden generated $6,627,000.00 and equipment sales were $467,000.00. The cannabis division did not generate any revenue in 2014. Revenue for the same period in 2013 was comprised of sales of $2,126,000.00. Edible Garden generated $1,936,000.00, and equipment sales were $190,000.00. The cannabis division did not generate any revenue in 2013.

Year-over-year total revenue increased $4,968,000.00 or 234 percent. Gross margin for the year ending December 31st, 2014 was $153,000.00 or 2.16 percent versus the prior year ending December 31st, 2013 of $89,000.00 or 4.18 percent. Management continues to focus on the gross margin expansion, where it has gone from 4.86 percent in the third quarter of 2014 to 12.38 percent in the fourth quarter of 2014. Selling in general administrative expenses for the year ending December 31st, 2014 were $18,328,000.00, comprised of $3 million – I'm sorry, compared to $3,576,000.00 for the year ending December 31st, 2013, an increase of $14,752,000.00.

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The increase was primarily due to the following increases in expenses: $793,000.00 in increased expenses associated with the ramp-up of Edible Gardens greenhouse facility, $422,000.00 in increased appreciation expense related to the Edible Garden equipment, $356,000.00 in increased director fees, all paid in shares of our common stock, $3,911,000.00 in compensation to officers and employees now receive a salary along with award of shares of common stock, $76,000.00 in increased premiums for directors' and officers' insurance coverage, $1,193,000.00 in increased consulting fees incurred with the distribution of the Edible Garden products, expenses totaling $701,000.00 for consultant fees, lobbyist, and travel expenses incurred in connection with the license and permit process in Nevada, $2,616,000.00 in connection with consultants which were issued common stock for services, $318,000.00 in design and promotional fees for the IVXX brand, $865,000.00 in legal and accounting fees in connection with the filing of the registration statements with the Securities Exchange Commission for the common stock underlying certain debt and warrants from our February financing, and $3,683,000.00 in increased warrant expense due to the increase in warrants issued and capital raises.

The net loss attributable to stockholders for 2014 was $21.9 million or $0.13 per common share, compared to a loss of $6.1 million, or $0.06 per common share in 2013. Cash on hand at December 31st, 2014 was $847,000.00 compared to $27,000.00 at the end of our fiscal year ended December 31st, 2013. At December 31st, 2014, net account receivable totaled $417,000.00. That, compared to $42,000.00 at the end of the fiscal year ending December 31st, 2013.

The company had $760,000.00 of net inventory on hand at December 31st, 2014. The inventory was broken down between raw materials of $480,000.00 and $190,000.00 work in progress. There was no inventory at the end of December 31st, 2013.

Our negative working capital was $4.4 million at December 31st, 2014. At December 31st, 2014, the company had outstanding warrants exercisable for about 20.7 million shares of common stock with an exercised price ranging from $0.06 to $0.85 per share, averaging at about $0.23 per share. If exercised, those warrants would bring in $4.7 million in cash over the next four years, assuming the full exercise price. At the end of the year, the company had $197.5 million common shares outstanding.

On February 27th, 2015, the company entered into a securities purchase agreement for 12 percent convertible promissory notes in the principal amount of $3 million. The notes are convertible into common stock along with the issuance of warrants to acquire additional shares. The first tranche of $750,000.00 was funded at the closing. Each additional tranche is expected to be in the amount of $450,000.00. The second tranche will be funded 30 days after closing. Each additional tranche is expected on every 30th day following the previous closing date as long as the company is not in default. Additional details can be found in our Form 10-K as well as our other subsequent filings filed with the Securities and Exchange Commission. I will now turn the call over to Derek.

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Derek Peterson:

Thank you, Mike, for the summary. I appreciate it. I'm gonna take this moment and kind of go through, again, each business segment that I just discussed for 2014 and kinda give everybody not only a synopsis of where we sit with these business segments now, but try to give a little understanding of what we see and what we forecast for 2015 and maybe even slightly into 2016.

Starting with Edible Garden, we're currently shipping basil on a weekly basis as well as butterhead lettuce and a handful of our other herbs. We're ramping up production due to the high demand. We're now shipping fresh direct for those of you that live in New York, the online grocery delivery service. Give us a try. We're shipping weekly to Hunt Point Produce Market in the heart of Manhattan. We've been watching our sales increase on a monthly basis there as well. We're shipping weekly to the Philadelphia produce market. Again, there, sales have been increasing on a monthly basis.

One thing additionally Edible Garden is shipping to the New Jersey Farm-to-School Program. So there's been a big movement we've seen nationally to schools focusing on healthier locally-grown produce as alternatives to the higher caloric and higher calorie and sugar content of the food that they've been delivering in the schools in the years prior, so we've been able to form a partnership with the school programs out in New Jersey to make sure that they're having access and we're delivering fresh, locally-grown, healthy, vitamin-infused produce for them, so we're excited about that as well.

Currently, our total supermarket count is roughly 1,400 supermarkets throughout the Northeast as well as the Midwest. Speaking of the Midwest, we've been increasing our footprint through our partners out there to Kroger's on a monthly basis. We are working and see, at this point in time, that Edible Garden should be cash flow positive starting Q2. The hydro tables, the movable Dutch hydro tables that we talked about implementing into the facility, are 95 to 100 percent full of production on a weekly basis. Looking, again, to continue to increase sales. Supermarket footprint in the Northeast is extremely important to us. The Midwest has been expanding, and we're gonna continue to focus on that, and we're trying to make penetration down south in the Florida market as well.

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One of the most important pieces of strategy for us going into 2015 is we – having the 1,400 different retailers is a great footprint for us. So not only are we looking for additional retailers, but we've been experimenting with a lot of different products like the single salad in a pot, which is one pot with multiple types of lettuce in it and those types of things. So we're trying to increase our product mix to sell into our current supply chain and make sure that we're adding products to the lineup, because that's a nice way to increase sales into a relationship that already exists.

Let's talk a little bit about Nevada. I get a lotta questions about Nevada. There's a lot going on there; there's a lotta moving parts; it's an administrative headwind, as everybody can imagine, so let's go through each one of the permits, and I'll kind of give everybody an update in my best estimate in terms of timing as we see right now, but before I do that, one thing I wanna discuss for Nevada is what our intentions and what our strategy is.

First and foremost, we're not racing to be the first to the market in Nevada for a couple reasons. Reason number one, the process by which patients get signed up in Nevada is a very cumbersome process. It requires them to go to the Department of Motor Vehicles and a handful of other pieces of paperwork before they can even walk away with a card. Then there's a waiting period afterwards. Those things are being worked on by a handful of people in Nevada, ourselves included, to make sure that that process is streamlined, 'cause the important thing for the market to take off there is for patients to be able to get registered and then, ultimately, go over to your dispensary and do business with you. So till that streamlines, it's gonna be a difficult process there.

So we're not attempting to be first to market. Our focus and our strategy is to be best to market, and you'll see that in the cultivation and production facilities. As everybody may or may not know, we've chosen to build greenfield construction. Instead of purchasing or releasing or retrofitting an existing warehouse, we've bought raw land where we're actually building our facilities from the ground up, and the reason behind that is, is we're building a facility out that takes in consideration all of our Dutch hydroponic strategies, our technologies, our growing processes. We don't wanna do a traditional warehouse grow.

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Unfortunately, we weren't able to do a greenhouse there because of the legislation, but what we're trying to do is build a facility out utilizing all the latest technology so that we can keep our price-per-pound production price cost as low as actually possible so we can be the most competitive in the marketplace, but at the same time, have a margin that's conducive to us building a very stable business that cash flows as well and supports the bottom line. So to do that, we've put a lot of effort and energy to work with the partners out of Holland as well as the greenhouse partners as well as our medical marijuana team to retrofit a facility that, to us, will be probably state-of-the-art in terms of technology and processes.

This is gonna take some time. We're not walking into a facility that's already up and running. We're not just going in and rewiring and hanging high-intensity lights. We're really trying to set the bar here for what we think the future cannabis production is going to not only be, but to demand from us.

With that being said, the City of Las Vegas, we have a retail dispensary that we're opening up. As we sit right now, we've submitted our Las Vegas Business License Application in November of last year. We expect to build – begin construction sometime in Q3 of 2015.

We're currently working with our architectural company as well as general contractors to design and submit final construction documents to the city. We expect to begin the operations in Q4. We only expect it to be a 90-day buildout or so. Again, it's just retail. It's not rocket science. There's some securities that's involved in building those facilities out, but we have expertise there. It should be a very quick process for us.

Clark County cultivation and production, we expect to begin construction in Q3 with construction lasting for about 12 months. We expect to begin operations in Q3 of 2016. So we don't anticipate being able to put shovel to sand until Q3 of 2015. We're currently working again here with an architectural company and a general contractor to put together all of our final building plans to submit to the county for our permits to build.

Washoe County, we submitted our business license application to Washoe as well. We expect to begin construction for the cultivation and production of the facility in Q3 as well with construction continuing for a little bit longer, roughly about 14 months, just because the winters are a lot harsher up there and it's a lot slower to actually construct and build a facility out. These facilities will be almost identical, but the additional time is based upon the climate. We expect to be in operations in Q4 2016, again, running 14 months past the Q3 date.

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Our Reno dispensary, we've already submitted our business license application to the Reno Business Licensing Division and we expect to begin construction in Q3 2015, the same time as we are going to build out our Las Vegas dispensary. We expect the construction to be finished there in Q4 2015.

So as everybody can understand here, our dispensaries will be open towards the latter part of the year, but our cultivation won't be open till the latter part of 2016. Fortunately, we've got a lot of partners in the business and our medical cannabis team has been in the industry for a long time. A lot of the people that are successful in Nevada are people that we know extremely well. We know a few that grow very top-quality product and we'll be able to open up our retail facilities and stock our shelves with cannabis products from other providers, and we're gonna be negotiating rates, contracts, et cetera and so forth through the next quarter to make sure that we have significant and a broad supply of products to put on our shelves come the latter part of the year.

What we're really excited about is spending that time and effort and energy to ramp up our production of our own branded product in Nevada. Nevada's gonna be a very important market, not only because they utilize multi-state reciprocity, but also because the amount of tourists that come into there on an annual basis – 39 million people travel in and out of a very small frame – square-mile area for potential medical marijuana patients. A good 30 percent of those that travel in on an annual basis are from California. So the numbers that we projected out are very conservative in nature, but we feel very comfortable about hitting these numbers coming into 2015 and 2016.

So again, we will have the dispensaries open. We'll be carrying other peoples' products until our cultivation and production at the facility is up and running. We're spending the extra time to do this because we think we're gonna probably be extremely competitive, or maybe even the most competitive, from a cost-to-production standpoint, which gives us the longevity in the marketplace. We're not here for one year. We're not trying to ramp up a business to be as productive as we possibly can for the first 12 months. We want a business that's sustainable over the long haul.

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We know that prices are gonna contract on a national scale at some point in time, and when they do, those that are producing at $600.00 or $800.00 a pound are not going to be as productive or competitive as those who are producing $100.00 a pound. We wanna make sure we're the latter end of the situation. If it takes the time to do that, that's the strategic decision that we've made. We think it's the smart long-term play rather than rushing to market right now. So that's where we're at as far as Nevada's concerned.

Everybody online, hopefully you'll see our new IVXX website, http://www.IVXX.com, that we just launched the other day. The e-commerce platform will be launching here shortly, but it does a great job of explaining to people what the brand is all about, what the point of the brand is, what our scalability looks like, the care and the process and techniques that we go through to make sure we're producing some of the best medicine and most accountable and consistent medicine in the California market today.

We've, again, spent most of 2014 developing this product, and 2015, we've really tried to hit the sales as hard as we can, but at the same time, we're really trying to establish ourselves as a bit of a more of a niche player and more of a craft provider here. We're not trying to be the Budweiser of cannabis; we're trying to be a niche provider. We wanna make sure that we're doing small runs that are contained, that are of the highest quality we could possibly produce. For us, it's quality in, quality out, so sourcing and pulling in quality trim and those types of things, and nugs, and the best flowers that we can possibly secure to be able to run through our machines to produce the top-quality concentrates is really what we're focused on.

So it'll be a methodical rollout. We're not gonna be covering all of California overnight. I'm very pleased to announce, as we did in these other press releases we've put out over the last few days, that we're in five different medical dispensaries throughout the Bay Area as well as Los Angeles. These are great partners for us. We're excited about the opportunity that we have. They're high-volume dispensaries. We're excited about the sales growth and we're gonna put a lot of energy into the development of this brand over the course of 2015 and on.

Two things about this brand. First off, it gives us longevity in the industry, and this was, again, the strategic decision that we made, constantly being focused on our long game rather than being focused on what's happening next week or next month. What I mean by that is, as this industry goes through a maturation process, competition's gonna come in. As the Feds make adjustments, reduce the schedule, and so and so forth, we will eventually be in a position where we see larger players. Whether it's Big Pharma, big alcohol, big tobacco, I don’t know, but we will see larger players come into the industry.

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We've made a decision very early on as a team not to be a commodity provider. The team that we have, headed by Salwa, has been in the business for a long time and has a tremendous amount of experience, not only retail, but in the acquisition and the cultivation and the production of the highest quality medicine that we've ever seen, and we wanna make sure that that medicine is deserving of a brand and that brand can communicate to patients throughout the California market and other markets that we haven't entered to, like Nevada, that they can say, "Okay, we understand that IVXX is not only high-quality, but it stands for consistency. It stands for the fact that we know it's not gonna have any toxins or residual chemicals and that were grown that are being produced don't have any toxic pesticides," the same care that we take in developing our produce from a very commercial scale, we're doing on the cannabis side, but even more so because we know that the people that are consuming these products have compromised immune systems, and the last thing that they need to complicate their lives is any type of issue with the medicine that they're consuming.

So we wanna provide consistency, quality, and reliability, and those are our three tiers of focus for the IVXX brand, and I think that's one of the reasons we've seen the broad acceptance. If you go on Instagram, if you go online, there's been a significant buzz for the IVXX brand already in the very short time that we've been putting it out there. The packaging, I think, looks beautiful. We've gotten an amazing amount of comments on the quality that it stands for. I don't think it – I haven't seen anything on the shelf that even compares to that. When you walk into a medical marijuana facility and you see the IVXX packaging on the retail shelves, it almost jumps out at you. So we've set the bar from a packaging and presentation standpoint, but it's quality on the inside, not only quality on the outside, and we're extremely proud of making sure we don't become a commoditized grower or a commoditized provider. We wanna make sure we develop a brand so we have longevity in the market, and that's really what consumers are going to kind of adhere to over the long haul, and that's an extremely, extremely important focus for us come 2015.

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And that, again, coincides with the lab. So the lab is really the production arm the IVXX brand. So the lab is really focused on production, it's what we see as basically the engine behind the IVXX brand. We're gonna be looking to expanding our lab footprint. We're currently shopping for additional lab space down in Southern California because the Los Angeles and San Diego market is extremely important. Los Angeles is pretty mature; San Diego is ramping back up with the permitting of additional new dispensaries, which is exciting for us as well.

So that's the IVXX brand. We're very, very excited about the prospect of this on 2015. We're very excited about pushing it into Nevada in 2016 as well as any other markets that we're fortunate enough to be able to receive permits to operate in.

Couple other things that are a focus for us in 2015, we want to start marking the company and positioning the company for progress, and to do that, we're starting to look into developing an independent Board of Directors, as well as the development of a compensation committee, as well as the development of an audit committee. If we ever want to up-list and get onto a different exchange, these are the changes that we need to make. We know that as a management team, we know that as an operating team, and we're starting to make those transitions over the course of this year. So this is an important component for us to bring more transparency and more accountability to shareholders going forward.

I wanna also say something else here. People – I get a lot of questions about management compensation. I get a lot of questions about employee compensation. I wanna say a couple things here. We're all working in an industry that's still federally illegal. You know, if you read our risk disclosure in our last S-1, and current 10-K we all tend to forget that from time to time. Every person that works for this company, that's working in this business, is in violation of federal law. We're adhering to state rules and regulations, but what comes with that is a level of risk. It's a risk that we need to compensate our management team for, and it's a risk that we don't ask very many people to undertake, and it actually reduces the potential pool of potential employees and talent that are out there for recruiting.

So expenses there is something that we're paying attention to, but at the same time, a lot of the executives that have worked for this company have worked for a handful of years without any compensation, but we're at that point now where we need to make sure we're taking care of the people that have worked for us as well as the shareholders. We want everybody incentivized through the best possible job that they can do for the company, to grow the company for 2015 and on.

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And I've said this before on conference calls, I've said this before in print, and the whole management team and operating team and the executive team agree. Don't judge us, you know, what happens over the next 6 months or 12 months. We're in this for the long haul. Everybody is very invested in this company. Judge us by what happens over the next two to three years. That's really where we wanna make a difference.

Zuckerberg and Tim Cook said it perfect. You know, we have a binary focus at this company, not only focused on making a profit and building the business, but at the same time, we're also focused on legalization. We're changing something that hasn't happened since the '30s. We're playing a significant part in ending the Prohibition. So those things cost money. We're going to spend more and more money as time goes on making sure that we help develop legislation lobbying for a better environment for us to grow our business in, so some of those factors become very short-term weights on the company, but over the long haul, it becomes complimentary to growth.

We may not be the company for every shareholder, and those are the decisions that people have to make for themselves, but our heart is in the business, as I've said before. I think we have a phenomenal management team, from the people running the cannabis side to the people running the Edible Garden side. Those industries, I see being extremely synergistic to each other once the federal regulations come down. I'm proud of what we've accomplished as a team, but we know very, very well that the hardest work is ahead of us. We've achieved a significant amount over 2014, but to build out in Nevada, launch this IVXX product, get national attention with it, and continue to build out the company for the growth that we've decided is best for the coming years, we're all very poised and very excited about that, and we're extremely focused on making sure that that happens over the next several years.

Last things up, I'd like to talk about a couple projections that we're putting out for 2015 as well as 2016. So again, being a very conservative person, looking at exactly what is in our pipeline, not taking into consideration any potential mergers or acquisitions, not taking into consideration any kinda significant revenue coming out of the company for – I mean, Nevada for 2015, we think we're going to do somewhere between $8.5 and $9 million for 2015. As we enter 2016 with the dispensaries up and running, we see ourselves doing close to $15 million come 2016.

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Now, again, these are conservative estimates. You know how we are as an executive team. We like to deliver what we promise. We did so in 2014; we hope we can in 2015 and 2016. I will update these revenue targets and these projections as the year goes on, as material changes take place, such that I think we either are going to have headwinds or tailwinds that alter these forecasts.

Again, I'd like to thank all of our employees, I'd like to thank our management team, I'd like to thank our Board of Directors. Most importantly, I think we have some of the best shareholders that I have ever seen. The emails, the letters, the messages that we get are so supportive about what we're doing. People believe in us. We don't take that lightly, and we're gonna do our best to make sure we execute on our business models and our strategy for the next several years so that we can all experience this nice rate of growth for Terra Tech coming into the next several years.

So again, thank you, everybody, for the time. I'd like to turn things back over to Stuart so we can start answering some of the particular questions that investors may have.

Stuart Smith:

Yeah, and many of these questions, as you will notice through what Derek and Mike just went over, have been addressed in the audio interview, so with that being said, again, as I pointed out, some shareholders ask the same question multiple times, but let's get into this, because I think we've got a great set of questions here. Quite a few questions that we're gonna be going through here.

Derek, I know that you'll just kinda delegate if you're gonna answer or if Mike's gonna answer, so I'm just gonna fire off. Here we go. Question Number 1: The current financing terms are destroying the stock price and hurting shareholder confidence. How much longer does Terra Tech feel it will need this toxic financing in order to grow with the current rate? So why don't we start off with a softball right there for you – [laughs] – Derek?

Derek Peterson:

[Laughs] I'll take that. Mike James, you can jump in if you have any comments as well. So you know, people have to remember, small cap companies or microcap companies like we are, there just aren't a lot of financing options that are available. We can't walk into – especially in this industry, right? Forget just being a small cap or microcap company. Imagine being one that already has a difficult time maintaining banking relationships and working in a federally illegal industry.

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So there's just not a lot of options that are open, so what we do is we do the best that we can with what we have to work with, and one of the reasons we've done financing deals with Dominion since day one is because they've been a good partners. And they convert out of their bonds – we see the conversion that takes place. They have to send in a conversion notice, that conversion notice comes across my desk, I know how much stock they're putting to the market, and believe me, I watch on a weekly basis when they're putting some stock into the markets to take that – to convert that debt off the books. I watch how they trade, and the reason that we re-up with them is because they trade well. And people remember last year, when those conversions were up, the stock went up the entire time that they were converting out. So it's hard to find partners like that.

So if you're forced to be in a world where convertible debentures are, say, one of your only primary options with financing a company's growth initiatives, you gotta make sure you're doing it with some of the premier providers that are out there, and unfortunately, there just aren't that many, which is one of the reasons we've filed for an equity line. We had one last year. We filed a new S-1. Everybody knows that that's out there right now for the equity line with Magna. What I like about that, as I said before, with equity lines in general, is once we have effective registration and if we get effective registration on that, it's just a portfolio, essentially, of shares that we have that we can put out on a weekly or monthly basis as we need capital. So we have almost complete control over how that stock is put out into the marketplace. We're able to set floor prices, we're able to put out the exact amount of shares on a weekly or monthly basis that we want to without having to flood the market at any given time. If there's weight on the stock, we can pull out from putting out any quick notices. So the reason we love that is that a very, very, very attractive discount to the market – five percent – but at the same time, we like the control mechanisms that are associated with that type of financing.

So for us, that's the most attractive, but we have to make sure that we execute on Nevada this year. It's gonna be expensive to build these facilities. Obviously, it's gonna cost a lotta money to build these facilities out, but these facilities will be extremely productive for the company over the long haul, which is why we're putting so much effort, energy, and capital into making sure we build out that infrastructure.

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But we are experimenting as we move up the food chain. The financings have gotten better every time. The discounts have gotten smaller, the returns have gotten more attractive. So as we move up the food chain, better capital will be open to us, but I feel pretty comfortable with the relationship with Dominion. Again, we're all shareholders too, so when the share price goes down, I feel it, Mike James feels it, everybody else feels it. We don't like it either. We don't like to have to dilute, but all the capital that we've raised, we think we've done accretive things with, we're gonna continue to do accretive things with them, but it's a byproduct of having limited options available to companies, not only to the microcap sector, but specifically companies in this space.

Mike, if you have anything, you can add.

Mike James:	No, I think you've summed it up quite well, thank you.

Stuart Smith:

All right. Great, let's jump into the next question, then, along the same lines. Will there be a need for raising the current share structure, and if so, by how much do you think would be necessary without diluting current shareholders down the line?

Derek Peterson:

I mean, we hope not to have to raise the authorized shares. We hope to be able to build out Nevada with everything that we have going for us right now, so we think we can get through the Nevada situation and the buildout with the current capital structure that we have going at this point in time. If we have to raise the authorized shares, it would likely be for an acquisition or some other accretive type of a transaction, so as we sit right now, it's not a focus of ours, but believe me, if there's an accretive acquisition or transaction that exists out there, I think all shareholders would agree that issuing additional shares to bring in a business that's doing a far greater amount of revenue, and as to the bottom line as well as the top line, would be a smarter move, but those are things we'll tackle when we get to 'em. It's not a current focus.

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Stuart Smith:	All right, so what is slowing the buildout of the Nevada operations? Why have other dispensaries been able to secure the necessary business permits sooner than Terra Tech?

Derek Peterson:

Yeah, I think I covered most of that. I mean, listen, we could be up and running with the cultivation facility this year if we had bought an existing warehouse and retrofitted it and had the thing up and running, but we'd be dealing with potential risks that you would have purchasing an old facility. Wiring could go wrong, electrical could stall out, you're gonna have air conditioning problems, you name it, 'cause we've been through it, and our – the team that runs the medical cannabis side has been in the business for a long time. They've seen every problem and every issue.

One of the points that – one of the reasons the dispensaries are successful versus the ones that aren't successful is consistency. So to put all your eggs in a basket that, you know, an older building or something that's not up to our standards, and if you have an interruption in cultivation or you have an interruption in production, which means you have limited supply of product on your shelves, that's how you lose patient bases.

So again, we wanna make sure that not only are we building something that's to our standards, but at the same time, these technologies that we're developing would have fit in another facility, which is why we have to develop a custom facility greenfield because we want to be competitive over the long haul. The technology – the proprietary technologies that we're putting into this facility are going to allow us to produce our cannabis at a cost that's far lower than what our competition is doing, and this is what gives us longevity in the marketplace.

Stuart Smith:	All right. Next question: When will the provisional licenses in Nevada become operational?

Derek Peterson:

Yeah, that one piece I just went over, so I think I just covered that one in detail, so everybody knows when we're building out not only the dispensaries, but when they'll be finished and when they should be put in operation. So everybody can refer back to my previous statement.

Stuart Smith:	Great. Let's move on, then, to the Native American tribes. What is the latest progress with Native American tribes and those discussions?

Derek Peterson:

We're just in discussions right now with a few different tribes. I mean, one of the positives of tribal land is not only the state of sovereignty in combination with the Cole Memo, right, so they've got almost this extra layer of security with working on their land, which is why people are in open discussions with these different tribes on a national scale right now.

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The nice thing for us is we're very – we have a very sort of understanding that we have an administrative change coming up here in 2016. I think Pandora's box, the medical cannabis, is open. We've got a lot of bipartisan support, but at the same time, if there's somebody that ends up in the White House that doesn't care for the industry as much or isn't as supportive as they – Obama and Holder have been, we may see some difficulties. We may see some headwinds, and if that's the case, having a cultivation partner that's got tribal land could be a positive.

So again, we're just at the point where we're having discussions right now. They don't have expertise in this space, so they're always looking to partner with people that have some semblance of longevity and experience in the industry. We make a potential good match for them, they make a potential good match for us, and – but that's all we're at right now. We'll obviously update investors. If there's something concrete or a deal signed, we'll make sure we communicate that quickly.

Stuart Smith:

All right, very good. Let's change gears once again. How do you plan – well, we're going back to Nevada, actually. How do you plan on sourcing your cannabis until cultivation/production facilities are finished in Nevada?

Derek Peterson:

We just have a lotta relationships. So we've got a lot of friends that were Bay Area cannabis operators that won permits back there, so we've got a tremendous amount of relationships in the industry, so sourcing in quality products, we don't think, will be an issue. Again, we're most excited about our product and our strains, our genetics that we've located in Nevada to be able to offer to patients, but we feel like we've probably got some great options to get us by through that period that time period where our cultivation isn't available.

Stuart Smith:	All right, very good. Any consideration of buying out other cannabis dispensaries, collectives, or merging with larger cannabis players in the industry?

Derek Peterson:

Yeah, I think I've always said that M&A is a binary focus for us. So we constantly try to balance the long game with the short game. So Nevada was a longer-game opportunity for us, but it was worth it because the legislation there was very entrepreneurial-friendly, but we knew that it would take capital to pay for that, which is why we launched something like the IVXX brand in the California market, which can be immediately accreted for us. And it was just a constant balancing effort for us to make sure that we were focusing on long-term versus short-term.

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So M&A is a good short-term fix for us, so yes, we're in the market right now. We're having discussions. We're very interested to talk to retailers that are embedded in the marketplace – only permitted retailers – and then we're also working from a lobbying perspective to make sure that whatever legislation developed from here in California is friendly to us to be able to continue to operate over the long haul.

We're different than your average business, and what I mean by that is, if we were just a standard business, we would look around the country and say, "Hey, Texas is the best place we could have a manufacturing plant." We would set up shop there, hire our employees, build our staff out, we would produce our widgets and distribute that to everywhere in the country.

The difference for people that are operating in this space is, we don't have the luxury of doing that. Every state has different legislation, every community inside that state has different ordinances around that. What works for packaging in one area may not work for packaging and distribution in another area. What products are allowed in certain areas may not be allowed in other areas. So we're constantly trying to have to balance the legislative issues with the operational issues, and it's not just as easy for us to just produce a product and put those out there.

There's a lot of moving parts for us to be able to expand into. I think California and Nevada are our two primary focuses right now, California being the largest market in the U.S., which we're already embedded, gonna continue getting embedded in. Nevada, with the multi-state reciprocity, we think's gonna be an extremely attractive market for us for the next few years. So if we actually do well in just those two, we're gonna be pretty thrilled, I think, with the outcome, which is where we're trying to spend all of our capital, our effort, and our energy right now.

Stuart Smith:	All right. Well, that dovetails into the next question: Plans to expand and buy further CO2 extractors for production of more cannabis concentrate/products.

Mike James:	Are there any plans –

Derek Peterson:

Yeah, I mentioned that during my last segment. Absolutely, I think we're gonna be close to full capacity by the end of Q2 with our current facility with what I've seen – not only for what I've seen in terms of orders, what I've seen in terms of ramp-up, but what I kinda see in the pipeline for us attaching to some other markets, specifically Los Angeles and San Diego. So we're actively looking to build another facility out so that we can continue to produce these concentrates, waxes, oils, and shatters for the marketplace.

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Stuart Smith:	All right, very good. Will there be any IVXX edible products in the near future?

Derek Peterson:

It's not on our radar right this second. We wanna make sure that we walk before we decide to run, and frankly, the concentrates there are probably the fastest-expanding piece of the business for us, and I've talked to several retailers in the Bay Area, I've talked to retailers in Los Angeles, I've talked to medical dispensaries in other states. Everybody's saying the same thing: the concentrates, the waxes, the shatters, the oils, which were maybe 5 to 10 percent of their business, are now 40 to 50 percent of their business.

So we wanna make sure that we spend our time to build that brand out, we wanna make sure that we ramp up production. For us, it's quality in, quality out, so sourcing the product that goes into the machines is always a bit of an issue, and fortunately, we've got great relationships, but not every product that comes out meets the IVXX packaging standard. So we – like I said, we spend a lot of time on R&D, but not everything that we produce is going to make it into the IVXX packaging, and that's just part of being a craft provider, a lot like a craft brewer niche provider. It's our focus, it's our goal, but it's – like I said, it's probably gonna be our largest growth piece for 2015, and then couple that with Nevada coming online for 2016, we're excited about both pieces.

Stuart Smith:	Very good. Any plans to revamp current http://www.techcorp.com website?

Derek Peterson:

[Laughs] Yeah, I get a lotta questions about that, but yes, there is. It's in the works right now. People – I hope everybody understands, we're still a small team. We're not made up of hundreds of people, so some of the things that maybe aren't as important get pushed to the side, but it is a focus of ours. It's in development right now. We hope to have something over the next 60 days on the long end, but yeah, yeah, it's – people want to understand better what the company's morphed into. I get that, and we're trying to develop a corporate website that takes into account all the changes that take place, but also, what will be taking place over 2015 and 2016. So yes, we'll try to announce and give some updates as we progress through the coding and development of the website as well.

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Stuart Smith:

Very good. Currently in non-marijuana markets, there appears to be some motivation to sell produce grown instate. If these non-marijuana markets flip and become legal for medical and recreational – I'm sure they're talking about marijuana sales – will these operations be converted to marijuana? So basically, taking some of the traditional growing and turning it into medical marijuana and recreational marijuana growing. Go ahead.

Derek Peterson:

Yeah, thanks, Stuart. I've said this before: We're never gonna deviate from the Edible Garden brand. We've put too much effort and energy. It's gotten too much acceptance. We just got approved not too long ago for our organic line, so we're never gonna vacate that, but absolutely, I mean, one of the reasons we've invested as heavily as we have into technology and infrastructure there, we know that, ultimately, cannabis cultivation needs to come out of these warehouse-type environments using high-intensity lighting because of the carbon footprint and the energy uses that takes place inside these facilities is astronomical. Now, that works when you have something that retails for $5,000.00 – $6,000.00 – $7,000.00 a pound, but if the market contracts and margins decrease, those models aren't scalable.

So we lobby heavily throughout different markets that we're focusing on, including going back to Nevada and saying, "Hey, we'd really like to see greenhouse cultivation." We can sit here and we can make you feel comfortable and safe about the operations, but this is what's best for the planet. There's droughts, there's electrical issues, there's energy consumption, there's carbon footprint, there's a whole additional layer. These are not things that we wanna be contributing to, which is, again, why we're building greenfields in Nevada because we're stuck doing so inside of a warehouse, but we're gonna make sure that where we do cultivate in there, it's the most economically viable and environmentally-friendly methodology that we can possibly do.

So yeah, we will be converting space over. If New Jersey, for example, legalizes in some measure, we're gonna make sure that we're at the forefront of that. We're gonna make sure that our facility can be utilized for that as well as other areas of the country. The Vande Vrede family is – and the Van Winderton family and all their cousins and nephews and uncles is one of the largest, if not the largest, Dutch family of cultivators from the national perspective, so there's great access to us for greenhouse space to be used for this on a national scale.

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Again, we're working in pocket environments right now – California, Nevada, and the other areas that we're trying to move into, but at the same time, if the national or federal legislation changes in some way, shape, or form and walls come down, I think we're pretty well-positioned to be able to scale up pretty quickly and produce some high-quality medication in these types of facilities. They're controlled environments, and that's really what matters when it comes to producing highest-quality flowers, and the highest-quality flowers and trim being the highest-quality extract. I think we're in a great position to do that from a national perspective if the walls come down and we're allowed to do that, but in between that time, again, we've developed this Edible Garden brand and we're gonna continue to push and market that brand as aggressively as possible.

Stuart Smith:	All right. There's a couple of questions now about Bloom. When will we see Bloom purchased by Terra Tech?

Derek Peterson:

We certainly can't promise anything and we can't talk about something that hasn't happened yet. I'll just refer back to my prior statements. We're very focused on a merger and acquisition strategy as well to make sure that we're doing accretive things for shareholders during the short run while we're waiting for some of these longer-game components to kick in like Nevada. So this year, we have a very intense focus on finding the potential acquisitions that exist out there to bring something in that adds to not only the top line, but the bottom line, as quickly as possible, so Bloom would be one of those, but there's several other retailers that we're focused on as well, and that's probably as far as I'm gonna be able to comment on that at this point.

Stuart Smith:	That's okay. I've got a follow-up to it then. There's talk that TRTC does not own Bloom of IVXX and you privately direct, and/or through your wife, own them. Do you have any comment on that, Derek?

Derek Peterson:

[Laughs] Well, I own a percentage of Bloom, but Terra Tech owns 100 percent of IVXX. It's a wholly-owned subsidiary. One hundred percent of IVXX is owned. Terra Tech benefits from everything that IVXX does, completely and wholly. There's no private ownership in any way, shape, or form as far as IVXX is concerned. Bloom is obviously a private entity outside of public company. It could be a potential acquisition candidate in the future, but at least right now, IVXX is 100 percent wholly owned by Terra Tech.

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Stuart Smith:

Okay, when you say, "IVXX is 100 percent wholly owned," this may be asked and answered then, but here's another question relating to that. What percentage of IVXX revenues are we currently receiving, "we" being Terra Tech, I assume. Go ahead.

Derek Peterson:	One hundred percent of all the benefit. One hundred percent of the revenues, 100 percent of the entire benefit that IVXX brings to the table is Terra Tech, full on, wholly and fully.

Stuart Smith:

Very good. Well, we started this with a softball question, so let's hit you with one final softball to wrap it up. Why has NB Plant's deal not been finalized yet? You said December of 2014. Don't promise if you cannot deliver. It hurts your firm's credibility. Go ahead.

Derek Peterson:

I get that. I absolutely get that. You know, when we were first working on the NB merger, we ran into those financing terms that made it prohibitively expensive for us to close on a deal, so we pushed it out. I'm happy to report that we've arrived at a deal structure that I think makes sense for all parties involved. The Vande Vrede directors of the company have had to recuse themselves in this process, so we've made it a considerably lengthy process because, again, some of the Vande Vrede family is on our Board of Directors, so we wanna make sure that we – we had them recuse themselves, we put together a structure that didn't involve them in the communication process and the negotiation process, but I think we're at a point now where there's terms that everybody can agree upon.

Now, we're not gonna execute on it till we have a very, very firm handle on what the expense outlay over what period of time comes into fruition for Nevada. So we won't know that until our firm bids back from all of our contractors, so we're still finalizing some of the architectural plans to give to them. Once I know what that looks like, and a builder can say, "Okay, your cultivation facility in Clark County is gonna cost $100.00, but I'm gonna need $25.00 a quarter," I then can factor this into the model.

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So as an executive team – and Mike James can tell you this – we've got a lot of expense coming up over the course of this year to build accretive facilities out that are going to add to top line and bottom line for the company, but until we have a handle on what those expenses are – we know ballpark, but we don't know over what timeframe those expenses are going to be incurred, and we wanna make sure we balance those out with our equity needs or our capital needs so that we're not taking financings at times where we don't need to take financings and we're not diluting the shareholders any more than absolutely necessary at any given time. So that's our primary focus is Nevada. Nevada's a huge opportunity for us, as I've said multiple times on this call. These facilities, I think, will be extremely productive, extremely valuable or us over the long haul, and we wanna make sure that we don't slow down our building and our production of that, and we certainly have an appetite to fit NB into the process and we hope to have it done here in short order, but we just need to get a handle on what the schedule of payments and what the capital needs are over the coming 12 months before we do that. Hopefully that clears it up.

Stuart Smith:

Very good. Thank you so much for your input today, Derek. I don't think any introductions are needed, but you are the CEO of Terra Tech Corp. Mike James, I wanna thank you as well, as the CFO, for providing the financial data earlier in the audio interview. Gentlemen, this has been a very long interview. I thank you both for your time here today.

Derek Peterson:

Thank you, everybody. Again, there'll be a recording of this event available for everybody. We'll disseminate an additional press release for anybody that wants to go back and review. Appreciate everybody's time today. Thanks so much.

Stuart Smith:	Thank you, Derek, and thank you, Mike.

Mike James:	Thank you.

Stuart Smith:	All right, for Mike James and Derek Peterson, this is Stuart Smith saying thank you so much for listening.

[End of Audio]